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                                                                   EXHIBIT 10.12

                                   October 16, 1996




Kevin Hafer, President and CEO
Apex PC Solutions
20031 142nd Ave. NE
Woodinville, WA  98072

Subject: ASTEC LPT24 Proposal

Dear Mr. Hafer:

Pioneer Standard Electronics is pleased to provide the following quotation in support of your 1996-97 Power Supply requirements. Our belief is that this proposal comprehensively addresses all of the important issues we have previously discussed and represents a high quality, low cost, product solution supported by an extremely reliable supply chain strategy.

Please find listed below several key elements of our suggested proposal to support this important component of your system.

I.  UNIT PRICING.

    After continued discussion with ASTEC - Micro Sales and in recognition of the cost APEX has incurred to qualify our product into your multiple end items, Pioneer is pleased to present the below listed special unit pricing:

    Part Number       Quantity       Manufacture     Unit Price
    -----------------------------------------------------------
    LPT24                *           ASTEC               *

    Please note that this represents a significant price reduction from our original proposal and fully absorbs the cost of qualifying this material. Our hope is that by this action you will agree that ASTEC and Pioneer are dedicated business partners who are willing to share in the total cost of bringing your product to the marketplace.


* Subject to confidential treatment request; filed separately with the Securities and Exchange Commission

Kevin Hafer, President and CEO
October 16, 1996
Page 2

     This pricing is based upon the quantity listed above and is provided in good faith that this represents the best estimate of your purchases within
     a   *   period.  Pioneer Standard terms and conditions will apply.

II.  QUARTERLY PRICE REVIEWS.

     As the usage of this device could potentially increase via additional qualifications as well as market conditions change, we would agree to and recommend performing quarterly price reviews to ensure APEX is receiving the benefits of current market pricing.

III. STOCKING AND INVENTORY PLAN.

     Pioneer Standard will bond an agreed upon percentage of your estimated annual usage within our Central Distribution Center (CDC) in Cleveland, Ohio. Our CDC is fully ISO9002 certified and this material will be exclusively isolated for APEX.

     In addition to this material and based upon your providing us with a six-month rolling forecast, Pioneer will pipeline orders with the factory
     to replenish this buffer inventory monthly.   *   of this material
     will be stocked locally in Bellevue in order to facilitate immediate response to any unforeseen demand fluctuations.

     All of Pioneer's facilities including the CDC and our local sales office are ISO9002 certified. We believe strongly that the above steps will ensure an uninterrupted supply of material to APEX.

IV.  MANUFACTURING LOCATIONS.

     This material is manufactured by ASTEC in Shenzhen China (Hong Kong):
     ASTEC North American Stocking is located in San Diego, CA. Pioneer Standard stocks this material in both Fremont, CA and Cleveland, Ohio.

V.   FINANCIAL STRENGTH RESOURCES.

     With 1995 revenue in excess of $1.3 billion, Pioneer Standard represents a business partner that has the


* Subject to confidential treatment request; filed separately with the Securities and Exchange Commission

Kevin Hafer, President and CEO
October 16, 1996
Page 3

     financial strength to support this project as well as assist in the continued and future growth of APEX.

     As Pioneer Standard annual purchases place us as one of our supplier's largest customers, this affords us with significant visibility and leverage when preferential and special treatment is required. This added supplier support can be of significant benefit to APEX by reducing your costs and liability in the form of price protections, stock rotations, and product obsolescence.

VI.  TECHNICAL SUPPORT.

     Pioneer has a strong and ongoing commitment to maintaining technical support to our customers. In addition to our two component Field Application Engineers, we also have locally a Regional Power Products Manager, Dan Graney, who's sole purpose is to provide pre and post procurement technical support to our power supply customers.

VII. LETTER OF INTENT.

     While it will not be necessary for APEX to place a firm fixed contract for the full quantity listed above, Pioneer Standard and ASTEC respectfully request that a "Letter of Intent" be issued to Pioneer which would represent your expressed intent to procure this volume of material over a
        *   period of time.

     All parties would understand that the quantity indicated on the L.O.I. would be your best estimate and not necessarily be your exact usage over the specified time frame.

It is my understanding that your current inventory level for this material is at a point where product lead time is becoming a concern. If you agree that we have addressed the major issues involved in using ASTEC and Pioneer to support these requirements, we would like to respectfully request that an initial purchase order and Letter of Intent be issued at your earliest convenience.

On behalf of Pioneer Standard, I would like to thank you for the opportunity to provide this quotation. We very much appreciate this chance to potentially expand and further develop our business partnership. We have tried to be complete with this


* Subject to confidential treatment request; filed separately with the Securities and Exchange Commission

Kevin Hafer, President and CEO
October 16, 1996
Page 4

proposal and hope that you will agree that pioneer is uniquely qualified to support your product, technical and total cost reducing initiatives.

If you have any additional questions or require further information, please don't hesitate to contact either our Branch Manager, Greg Hearn, or me at 206-644-7500.

Very truly yours,

/s/ Laura Heinrichs

Laura Beth Heinrichs
Account Manager


cc: Mark Donahue - APEX
    Danny Beasley - APEX
    Vicki Sunde - APEX
    Jim Weatherby - Micro Sales
    Louie Aldama - ASTEC
    Greg Hearn - Pioneer
    Dan Graney - Pioneer

                                   October 24, 1996




Laura Beth Heinrichs
Pioneer Standard
2800 156th Ave. SE Suite 100
Bellevue, WA  98007

Dear Ms. Heinrichs,

Apex PC Solutions, Inc. has selected Pioneer Standard as the vendor of choice to supply us with the Astec LPT 24 Power Supply.

We anticipate using between   *   and   *   units in the next   *   period
commencing November 1, 1996 based on current orders and forecasted needs by
our OEM customers.  We agree to pay   *   per unit based on this range of
quantities. Pioneer will be the sole provider for this power supply during this period of time provided: (1) there are no technical performance issues,
(2) there are no material delivery problems and (3) there are no material price reductions in the industry.

I will work with you on delivery schedules and monthly forecasts. Thank you for your persistence and effort during this bidding process. I look forward to a continued mutually beneficial relationship between Apex PC Solutions, Inc. and Pioneer Standard.

Sincerely,


/s/ Mark W. Donohue
Mark W. Donohue
Apex PC Solutions



* Subject to confidential treatment request; filed separately with the Securities and Exchange Commission